Exhibit 99.2

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727
Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION ANNOUNCES $350 MILLION
DISCRETIONARY EQUITY ISSUANCE PLAN

Milwaukee, Wis. – May 19, 2009 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) announced today that it has commenced a discretionary equity issuance plan  pursuant to which it will offer shares of its common stock having aggregate sales proceeds of up to $350 million. Sales of the shares of common stock, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at then prevailing market prices.  Morgan Stanley & Co. Incorporated will act as M&I’s sales agent for the offering. M&I has filed a prospectus supplement to its existing automatic shelf registration statement on file with the Securities and Exchange Commission (SEC) in connection with the offering.

M&I intends to use the net proceeds of any sales under the program for general corporate purposes and may contribute some portion of the net proceeds to the capital of its subsidiaries, which will use these contributions for their general corporate purposes.

To the extent that M&I’s Board of Directors determines at a future date that it is in the best interests of M&I and its shareholders to do so, M&I may elect to repurchase a portion of its Senior Preferred Stock, Series B issued to the United States Department of the Treasury as part of its Capital Purchase Program with all or a portion of the remaining net proceeds of this offering. Any such repurchase would be subject to consultation with and approval by M&I’s banking regulators. In the event that M&I chooses to seek such approval, there can be no assurance that such approval would be granted.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made pursuant to M&I’s effective shelf registration statement filed with the SEC.  Investors should read the prospectus supplement and the accompanying prospectus for more complete information about M&I and the offering.  These documents can be obtained free of charge by visiting IDEA on the SEC’s website at www.sec.gov.  Alternatively, copies may be obtained from Morgan Stanley & Co. Incorporated, 180 Varick Street, Second Floor, New York, New York 10014, Attention:  Prospectus Department, Toll Free (866) 718-1649, or by email at prospectus@morganstanley.com.

About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $61.8 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 53 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 36 offices along Florida’s west coast and in central Florida; 16 offices in Kansas City and nearby communities; 26 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding certain plans, expectations and goals that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.” Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include:  (i) M&I’s exposure to the deterioration in the commercial and residential real estate markets, along with the deterioration in the U.S. economy as a whole, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses, (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in M&I’s allowance for loan and lease losses, (iii) M&I’s ability to maintain required levels of capital, (iv) the impact of recent and future legislative initiatives on the financial markets or on M&I, (v) M&I’s exposure to the actions and potential failure of other financial institutions, (vi) volatility in M&I’s stock price, and (vii) those factors referenced in Item 1A. Risk Factors in M&I’s annual report on Form 10-K for the year ended December 31, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this press release.